Exhibit 10.11

Certain confidential information contained in this document, marked by [***], has been omitted because SpringBig Holdings, Inc. (the “Company”) has determined that the information (i) is not material and (ii) contains personal information.

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Common Stock Purchase Agreement, dated April 29, 2022, by and between SpringBig Holdings, Inc. (formerly known as Tuatara Capital Acquisition Corporation) (the “Company”) and CF Principal Investments LLC (the “Investor”) (the “Original Agreement”) is entered into as of July 20, 2022, by and between the Company and the Investor. All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.	A new Section 7.2(xxiii) to the Original Agreement is hereby added as follows:

“Completion of Due Diligence. The Investor shall have completed a due diligence review of the Company satisfactory to the Investor.”

2.	Section 7.3(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“Each of the conditions set forth in subsections (i), (ii), (iii), (viii) through (xv), and (xix) through (xxi) set forth in Section 7.2 shall be satisfied at the applicable VWAP Purchase Condition Satisfaction Time after the Commencement Date (with the terms “Commencement” and “Commencement Date” in the conditions set forth in subsections (i) and (ii) of Section 7.2 replaced with “applicable VWAP Purchase Condition Satisfaction Time”); provided, however, that the Company shall not be required to deliver the Compliance Certificate after the Commencement Date, except as provided in Section 6.15 and Section 7.3(v).”

3.	A new Section 7.3(xii) to the Original Agreement is hereby added as follows:

“Minimum Market Capitalization. The aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of the Company is equal to or greater than $25 million (calculated by multiplying (x) the price at which the common equity of the Company closed on the Principal Market on the Trading Day immediately prior to the date upon which the VWAP Purchase Condition Satisfaction Time occurs by (y) the number of outstanding shares on such date).”

4.	The second to last sentence in Section 8.2 of the Original Agreement is hereby amended and restated in its entirety as follows:

“In addition, the Investor shall have the right to terminate this Agreement, immediately upon written notice if the Company receives a written notice from the Principal Market notifying the Company of the Principal Market’s intention to de-list the Company for reasons related to the Company’s violation of law.”

5.	The notice information under “If to the Company” (but prior to “If to the Investor”) in Section 10.4 of the Original Agreement is hereby amended and restated in its entirety as follows:

“SpringBig Holdings, Inc.
621 NW 53rd Street, Suite 260
Boca Raton, FL 33487
Email: [***]
Attention: [***]

With a copy (which shall not constitute notice) to:

Certain confidential information contained in this document, marked by [***], has been omitted because SpringBig Holdings, Inc. (the “Company”) has determined that the information (i) is not material and (ii) contains personal information.

Benesch, Friedlander, Coplan & Aronoff, LLP
71 South Wacker Drive, Suite 1600
Chicago, IL 60606
Email: [***]

Attention: Bill Doran and Sarah Hesse”

6.	Section 10.10 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Third Party Beneficiaries. Except (i) for CF&CO and any Qualified Independent Underwriter as beneficiary to Sections 6.14 and 7.2(xvi)-(xviii) and (ii) as expressly provided in Article IX, this Agreement is intended only for the benefit of the parties hereto and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.”

7.	The defined term “Threshold Price” in Annex I to the Original Agreement is hereby amended and restated in its entirety as follows:

““Threshold Price” shall mean with respect to any particular VWAP Purchase Notice, the Sale Price on the VWAP Purchase Date equal to the greater of (i) $1.00; (ii) 90% of the Closing Sale Price on the Trading Day immediately preceding the VWAP Purchase Date or (iii) such higher price as set forth by the Company in the VWAP Purchase Notice.”

8.	The defined term “VWAP” in Annex I to the Original Agreement is hereby amended and restated in its entirety as follows:

““VWAP” shall mean, for the Common Stock for a specified period, the dollar volume-weighted average price for the Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP Purchase Date). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.”

9.	The defined term “VWAP Purchase Commencement Time” in Annex I to the Original Agreement is hereby amended and restated in its entirety as follows:

““VWAP Purchase Commencement Time” shall mean, with respect to a VWAP Purchase made pursuant to Section 3.1, 9:30:01 a.m., New York City time, on the applicable VWAP Purchase Date, or one (1) second after such later time on such VWAP Purchase Date publicly announced by the Principal Market as the official open (or commencement) of trading (regular way) on the Principal Market on such VWAP Purchase Date; provided, however, that if a VWAP Purchase Notice is delivered after 9:00 a.m., New York City time, on a VWAP Purchase Date, then the VWAP Purchase Commencement Time shall start only upon receipt by the Company of written confirmation (which may be by email) of acceptance by the Investor, and which confirmation shall specify the VWAP Purchase Commencement Time.”

10.	The defined term “VWAP Purchase Termination Time” in Annex I to the Original Agreement is hereby amended and restated in its entirety as follows:

““VWAP Purchase Termination Time” means, with respect to a VWAP Purchase made pursuant to Section 3.1, 3:59:58 p.m., New York City time, on the applicable VWAP Purchase Date, or two seconds prior to such earlier time publicly announced by the Principal Market as the official close of trading (regular way) on the Principal Market on such applicable VWAP Purchase Date.”

Certain confidential information contained in this document, marked by [***], has been omitted because SpringBig Holdings, Inc. (the “Company”) has determined that the information (i) is not material and (ii) contains personal information.

11.	The first line of Exhibit D to the Original Agreement is hereby amended and restated in its entirety as follows:

“From:          SpringBig Holdings, Inc.”

12.	The following paragraph set forth in Exhibit D to the Original Agreement is hereby amended and restated in its entirety as follows:

“Pursuant to the terms and subject to the conditions contained in the Common Stock Purchase Agreement between SpringBig Holdings, Inc., a Delaware corporation (the “Company”), and CF Principal Investments LLC (the “Investor”), dated April 29, 2022 (as amended or modified from time to time, including by that certain Amendment No. 1 dated July 20, 2022, the “Agreement”), the Company hereby directs the Investor to purchase a number of shares constituting [●]% of the total volume of the Company’s common stock, par value $0.0001 per share, traded on the Principal Market during the applicable VWAP Purchase Period, at the [price of $[●] per share] / [relevant VWAP Purchase Price (as defined in the Agreement)]; provided, however, that if such number exceeds the VWAP Purchase Share Estimate of [●] shares of the Company’s common stock, par value $0.0001 per share, which the Company represents is no greater than the VWAP Purchase Maximum Amount (as defined in the Agreement), then the Investor will instead purchase the number of shares equal to the VWAP Purchase Share Estimate. The Company represents that all conditions set forth in Section 7.3 of the Agreement (including without limitation Section 7.3(xi) in respect of Material Non-Public Information) have been satisfied. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.”

13.
All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment and the Amendment shall constitute a Transaction Document; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

14.
Except as amended hereby, the Original Agreement as now in effect is ratified and confirmed hereby in all respects, and this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the Original Agreement.

15.
This Amendment shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

16.
Each of the Company and the Investor (a) hereby irrevocably submits to the jurisdiction of the U.S. District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Amendment, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Original Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 5 shall affect or limit any right to serve process in any other manner permitted by law.

Certain confidential information contained in this document, marked by [***], has been omitted because SpringBig Holdings, Inc. (the “Company”) has determined that the information (i) is not material and (ii) contains personal information.

17.
This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

18.
In any publication of the Original Agreement, the text of any provision that has been added to the Original Agreement by this Amendment or amended and restated in this Amendment may supplement, or be substituted for, as applicable, the original text of the corresponding provision in the Original Agreement and incorporated in the Original Agreement as though it was originally set forth therein without publishing or reproducing the entirety of this Amendment.

[Signature page follows.]

Certain confidential information contained in this document, marked by [***], has been omitted because SpringBig Holdings, Inc. (the “Company”) has determined that the information (i) is not material and (ii) contains personal information.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the date first above written.

CF PRINCIPAL INVESTMENTS LLC

By:	/s/ Mark Kaplan
	Name:	Mark Kaplan
	Title:	Global Chief Operating Officer

SPRINGBIG HOLDINGS, INC.

By:	/s/ Paul Sykes
	Name:	Paul Sykes
	Title:	Chief Financial Officer